Exhibit 99.1

     Acadia Realty Trust Announces Formation of Retailer-Focused Investment
                   Venture with Klaff Realty and Lubert-Adler

    NEW YORK--(BUSINESS WIRE)--Jan. 28, 2004--

     Acadia Also Acquires Klaff Realty Retail Management Division

    Acadia Realty Trust (NYSE:AKR) today announced that it has formed a joint venture (the "Venture") with Klaff Realty, L.P. ("Klaff") and its long-time capital partner Lubert-Adler Management, Inc. ("Lubert-Adler") for the purpose of making investments in surplus or underutilized properties owned or controlled by retailers. Acadia has also acquired Klaff's rights to provide asset management, leasing, disposition, development and construction services ("Klaff Retail Management Services") for an existing portfolio of retail properties and/or leasehold interests comprised of approximately 10 million square feet of retail space located throughout the United States (the "Klaff Portfolio").

    Retail Venture -- Additional Pipeline for External Growth

    The focus of the Venture will be to acquire properties, leases, designation rights and other forms of real estate associated with retailers. Each party brings unique strengths to the Venture. As one of the dominant parties in the designation rights and distressed retailer business, Klaff brings a wealth of experience and a strong acquisition track record to the Venture. Lubert-Adler, also a dominant player in the distressed retail business with Klaff, brings sophisticated structuring expertise as well as capital resources through its recently closed $1 billion equity fund. Acadia brings additional capital resources as well as operational, leasing and redevelopment capabilities.
    Since 1995, Klaff and Lubert-Adler have been partners in the business of acquiring designation rights of bankrupt retailers and completing sale leasebacks with retail tenants in need of capital. Together, they have completed numerous bankruptcy and sale leaseback transactions relating to many retailers, including Service Merchandise in 2002, Levitz and HomeLife in 1999 and 2002, respectively, Montgomery Wards and Lechmere in 1998, Hechinger in 2000, and Kmart in 1995 and 2002. Adding to the strength of the Venture, it was recently announced that Stephen Smith, former Managing Director of LaSalle Investment Management ("LaSalle") has joined Klaff as a Principal in the new Venture. Mr. Smith was formerly Director of Global Client Services and a member of the Management Committee of LaSalle, and was also an International Director of LaSalle's parent Jones Lang LaSalle (NYSE:JLL).
    The initial size of the Venture will be approximately $300 million in equity based on anticipated investments of approximately $1 billion. Acadia and its current acquisition fund, Acadia Strategic Opportunity Fund, as well as possible subsequent Acadia funds, anticipate investing 20% of the equity of the Venture over the next 24 to 36 months. This investment will be an addition to Acadia's current external growth initiatives.

    Acquisition of Klaff Retail Management Services by Acadia

    As an additional component to the transaction with Klaff, Acadia also acquired Klaff Retail Management Services. The acquisition involves only Klaff's rights associated with operating the Klaff Portfolio and does not include equity interests in assets owned by Klaff or Lubert-Adler. Consideration for this transaction will be effected by the issuance of convertible preferred Operating Partnership units by Acadia's subsidiary.
    The Klaff Portfolio consists of 144 properties, including 90 former Service Merchandise stores acquired out of bankruptcy, 35 Levitz Home Furnishing stores acquired through a sale-leaseback transaction and approximately 2 million square feet of other retail assets acquired by Klaff over the past 10 years.
    For the first two years, Acadia will jointly operate the Klaff Portfolio with Klaff's existing organization, ensuring the best possible management structure and a continuity of operations for current ownership. Thereafter, Acadia will assume responsibility for the operations of the majority of the Klaff Portfolio. It is anticipated that the acquisition of Klaff Retail Management Services will generate approximately $0.02 per share of earnings accretion during 2004 and $0.03 per share annually thereafter.
    Kenneth F. Bernstein, Acadia's President and CEO, stated, "We are very excited about the opportunity to join the preeminent team of Klaff and Lubert-Adler. Over the past five years, Acadia has created significant shareholder value turning our Caldors, Ames and Grand Unions into Wal-Marts, Home Depots and Shaws. With this new Venture, we look forward to creating further shareholder value in this arena on a more proactive basis. A handful of companies have dominated the distressed retailer investment business in the recent past, and Hersch Klaff's business has one of the best track records. I have known Hersch for a number of years and have the greatest respect for his experience and expertise in this area."
    Hersch Klaff, President of Klaff Realty, L.P., stated, "Acadia's participation is an ideal complement to our business. Their real estate turnaround and redevelopment expertise together with their market knowledge and fine tenant relationships will further enhance our capabilities. Ken and his team have done a great job of creating value for Acadia's shareholders and I look forward to their participation in the Venture. My choice of making this a stock transaction underscores my faith in Acadia and Ken's leadership."
    Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated and self-managed real estate investment trust which specializes in the acquisition, redevelopment and operation of shopping centers which are anchored by grocery and value-oriented retail. Acadia currently owns, or has interests in, and operates 62 properties totaling approximately nine million square feet, located primarily in the Northeast, Mid-Atlantic and Midwest United States.

    Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this document. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based. The Company also refers you to the documents filed by the Company, from time-to-time, with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

    For more information on the joint venture partners, visit their Web sites at www.acadiarealty.com, www.klaffrealty.com, and www.lubertadler.com.


    CONTACT: Acadia Realty Trust, New York
             Jon Grisham (investor relations), 914-288-8142